Exhibit 99(ii)

For Immediate Release

ATMOSPHERIC GLOW TECHNOLOGIES, INC. ANNOUNCES THE

COMPLETION OF THE REVERSE ACQUISITION

KNOXVILLE, TENNESSEE – (Business Wire) –March 12, 2004 – Atmospheric Glow Technologies, Inc. (AGT), formerly Tice Technology, Inc., announced today the completion of the reverse acquisition between it and Atmospheric Glow Technologies, LLC (A-G Tech). As a result of the transaction, A-G Tech transferred substantially all of its assets to AGT in exchange for shares of stock of AGT and other considerations.

AGT’s Common Shares are currently listed on the OTC Bulletin Board under the symbol TICE.OB. AGT is in the process of having the symbol changed to better reflect its new name and expects to announce the new symbol within the next thirty days.

In connection with the acquisition, the shareholders elected new directors at their last meeting held on February 23, 2004. The current Board of Directors of AGT consists of Mr. Thomas W. Reddoch, Chairman, David J. DeCrane, Michael W. Howard, Kimberly Kelly-Wintenberg, and Patrick L. Martin. The new Board held its inaugural meeting on Friday, March 5, 2004 and selected officers. These appointments include Thomas W. Reddoch as Chairman and Chief Executive Officer, Kimberly Kelly-Wintenberg as President and Chief Operating Officer, and Sharon L. Draper as Chief Accounting Officer and Secretary.

AGT’s mission is to advance technology licensed from the University of Tennessee Research Foundation known as the patented One Atmosphere Uniform Glow Discharge Plasma (OAUGDP™) technology. AGT is working to develop related products for commercialization in multiple large scale international markets. Management believes that the OAUGDP is an exciting breakthrough proprietary technology offering capabilities that other plasma technologies do not provide and is poised to capture market share in situations where other plasma technologies are too expensive and/or technologically impracticable. Moreover, AGT is expanding the applicability of its OAUGDP technology and has targeted new market and product opportunities to create additional value. AGT’s technology is the recipient of numerous federal contracts and grants. Currently, AGT is in talks to develop contracts with commercial organizations as its commercialization strategy unfolds.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes”, “anticipates”, “expects”, and similar expressions are intended to identify forward looking statements. Such forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievement of events of the Company, or events, or timing of events, relating to the Company to differ materially from any future results, performance, or achievements of the forward-looking statements. The Company cannot assure that it will be able to anticipate or respond timely to the changes, which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company’s securities.

Contact: Thomas W. Reddoch @ 865-777-3776, Ext. 228